MEMC ELECTRONIC MATERIALS, INC.
501 Pearl Drive (City of O'Fallon)
P. O. Box 8
St. Peters, Missouri 63376

For Immediate Release
CONTACT: Janine Orf
Director, Investor Relations
636-474-5443
Ian Bailey/Michael Polyviou
Financial Dynamics
212-850-5600
Press: Scot Hoffman
212-850-5617

 MEMC REPORTS DOUBLE DIGIT GROWTH IN NET SALES TO $228.8 MILLION IN 2004 FIRST QUARTER
GROSS MARGIN OF 32.1% OF NET SALES
OPERATING INCOME OF 20.7% OF NET SALES

St. Peters, MO, April 28, 2004 - MEMC Electronic Materials, Inc. (NYSE: WFR) today reported financial results for the quarter ended March 31, 2004.

Summary of the 2004 first quarter results:

  Net sales of $228.8 million

  Gross margin of $73.3 million (32.1% of net sales)

  Operating income of $47.2 million (20.7% of net sales)

  Net income of $35.9 million, diluted EPS of $0.16

  Operating cash flow of $47.5 million (20.8% of net sales)

Net sales were $228.8 million for the 2004 first quarter compared to $205.0 million for the 2003 fourth quarter and $188.3 million for the 2003 first quarter. The 21.5% year-over-year increase in net sales was primarily a result of a significant increase in product volumes, partially offset by a decline in overall average selling prices.

The Company reported gross margin in the 2004 first quarter of $73.3 million, or 32.1% of net sales, compared to $64.4 million, or 31.4% of net sales, in the 2003 fourth quarter and $54.2 million, or 28.8% of net sales, in the 2003 first quarter. The Company reported operating income of $47.2 million, or 20.7% of net sales, in the 2004 first quarter, up from operating income of $39.7 million, or 19.4% of net sales, for the 2003 fourth quarter and $32.7 million, or 17.4% of net sales, for the 2003 first quarter.

In the 2004 first quarter, the Company acquired the remaining interest in Taisil Electronic Materials Corporation (Taisil), a leading, fully integrated Taiwanese manufacturer of polished and epitaxial silicon wafers for the Asia Pacific region. Taisil's financial results were consolidated with MEMC effective February 1, 2004.

Commenting on the quarterly results, Nabeel Gareeb, MEMC's Chief Executive Officer, said, "I am pleased with how our operating results continued to improve this quarter, as we move along the path toward our long-term steady-state business model. I am happy that the Taisil acquisition had an accretive effect on our financial results this quarter and delivered growth ahead of our expectations. We are also very pleased with the growth that the non-Taisil business exhibited during this quarter."

"I think that some of the milestones we achieved this quarter are very noteworthy. Specifically, as of the end of March, we passed the $1 billion annualized net sales run rate for the first time since 1996 and look forward to continued solid net sales and profit growth this year. This quarter we also achieved operating profits that are greater than 20% of sales, at a time when some of our competitors are struggling to break even. As we announced last month, we have also crossed the 50,000 300mm wafers per month capacity milestone in the first quarter of 2004, and we anticipate crossing the 100,000 300mm wafers per month capacity milestone in the third quarter of this year. Finally, the new licensing arrangements for SOI and strained SOI will augment our technology solution base. We anticipate that qualification samples of these products will be available in the next quarter as originally planned."

Other nonoperating income in the 2004 first quarter included currency gains of $6.4 million, compared to currency gains of $3.3 million in the 2003 fourth quarter and currency losses of $2.6 million in the 2003 first quarter. The majority of the currency gains and losses was associated with the revaluation of a Yen-based intercompany loan.

In December 2003, Taisil experienced a small fire. As a result, Taisil incurred losses from business interruption in January 2004, which resulted in the equity loss in joint venture recognized in the Company's 2004 first quarter. Other, net for the 2004 first quarter includes the recognition of business interruption insurance claims relating to the fire at Taisil of approximately $1.5 million.

The Company reported net income of $35.9 million, or $0.16 per diluted share, for the 2004 first quarter compared to $34.4 million, or $0.15 per diluted share, in the 2003 fourth quarter and $19.7 million, or $0.09 per diluted share, in the 2003 first quarter.

The Company achieved operating cash flow of $47.5 million in the 2004 first quarter, compared to $46.8 million in the 2003 fourth quarter and $25.2 million in the 2003 first quarter. Capital expenditures during the 2004 first quarter totaled $26.1 million, compared to $23.0 million in the 2003 fourth quarter and $15.8 million in the 2003 first quarter. To finance the acquisition of the remaining interest in Taisil in the 2004 first quarter, the Company drew down $60.0 million on its $150.0 million revolving credit facility.

Outlook

"We expect our net sales in the 2004 second quarter to increase in the high single digit percentage range compared to the 2004 first quarter. In addition, we anticipate that our gross margin and our operating income as a percentage of net sales will continue to improve sequentially in the 2004 second quarter compared to the 2004 first quarter," continued Gareeb. "This strong sequential growth in net sales and operating results reemphasizes the strength of our business model and our dedication to its execution."

Conference Call

MEMC will host a conference call today, April 28, 2004, at 5:30 p.m. ET to discuss the Company's first quarter results and related business matters. A live webcast will be available on the Company's web site at www.memc.com. Please go to the web site at least fifteen minutes prior to the call to register, download and install any necessary audio software.

A replay of the conference call will be available from 6:30 p.m. ET on April 28, until 11:59 p.m. ET on May 3, 2004. To access the replay, please dial 706-645-9291, and use passcode "6871378", at any time during that period.

About MEMC

MEMC is the world's largest public company solely devoted to the supply of wafers to semiconductor device manufacturers. MEMC has been a pioneer in the design and development of wafer technologies over the past four decades. With R&D and manufacturing facilities in the U.S., Europe and Asia, MEMC enables the next generation of high performance semiconductor devices.

Certain matters discussed in this news release are forward-looking statements, including our expectation that we will have continued solid net sales and profit growth this year; our anticipation that we will ramp our 300mm capacity to 100,000 wafers per month in the third quarter of this year; our anticipation that we will have qualification samples of SOI and strained SOI products available in the next quarter; our expectation that our net sales in the 2004 second quarter will increase in the high single digit percentage range compared to the 2004 first quarter; and our anticipation that our gross margin and our operating income as a percentage of net sales will continue to improve sequentially in the 2004 second quarter compared to the 2004 first quarter. Such statements involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Potential risks and uncertainties include market demand for wafers and semiconductors, customer acceptance of our new products, utilization of manufacturing capacity, our ability to reduce manufacturing and operating costs, inventory levels of our customers, changes in the pricing environment, general economic conditions, actions by competitors, customers, and suppliers, the impact of competitive products and technologies, technological changes, changes in currency exchange rates, and other risks described in the Company's filings with the Securities and Exchange Commission, including the Company's 2003 Form 10-K. These forward-looking statements represent the Company's judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.

-tables to follow-

MEMC ELECTRONIC MATERIALS, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited; Dollars in thousands, except share data)

	Three Months Ended
	March 31, 2004	December 31, 2003	March 31, 2003

Net sales	$ 228,760	$ 205,029	$ 188,345
Cost of goods sold	155,417	140,618	134,143
Gross margin	73,343	64,411	54,202
Operating expenses:
Marketing and administration	17,188	16,105	14,094
Research and development	8,913	8,608	7,390
Operating income	47,242	39,698	32,718
Nonoperating (income) expense:
Interest expense	3,319	2,956	4,007
Interest income	(1,549)	(1,513)	(1,991)
Royalty income	(105)	(1,132)	(794)
Currency (gains) losses	(6,364)	(3,323)	2,607
Other, net	(1,793)	(610)	(443)
Total nonoperating (income) expense	(6,492)	(3,622)	3,386
Income before income taxes, equity in income (loss) of joint venture and minority interests	53,734	43,320	29,332
Income taxes	13,434	8,722	8,213
Income before equity in income (loss) of joint venture and minority interests	40,300	34,598	21,119
Equity in income (loss) of joint venture	(1,717)	1,918	1,063
Minority interests	(2,677)	(2,112)	(2,442)
Net income	$ 35,906	$ 34,404	$ 19,740
Basic income per share	$ 0.17	$ 0.17	$ 0.10
Diluted income per share	$ 0.16	$ 0.15	$ 0.09
Weighted average shares used in computing basic income per share	207,192,291	206,983,518	195,448,914
Weighted average shares used in computing diluted income per share	222,131,836	222,979,717	210,663,215

MEMC ELECTRONIC MATERIALS, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (Dollars in thousands)

	March 31, 2004 (Unaudited)	December 31, 2003
ASSETS
Current assets:
Cash and cash equivalents	$ 122,679	$ 96,859
Short-term investments	17,938	33,838
Accounts receivable, net	119,245	103,020
Inventories	123,049	109,488
Prepaid and other current assets	31,541	22,140
Total current assets	414,452	365,345
Property, plant and equipment, net	361,553	270,367
Investment in joint venture	-	24,155
Deferred tax assets, net	22,360	20,248
Other assets	53,695	46,637
Total assets	$ 852,060	$ 726,752
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term borrowings and current portion of long-term debt	$ 86,901	$ 71,841
Accounts payable	91,910	95,178
Accrued liabilities	39,162	33,984
Customer deposits	11,476	15,655
Income taxes payable	1,892	3,002
Accrued wages and salaries	22,435	24,394
Total current liabilities	253,776	244,054
Long-term debt, less current portion	127,608	59,251
Pension and similar liabilities	129,978	126,401
Customer deposits	2,978	3,606
Other liabilities	41,572	35,690
Total liabilities	555,912	469,002
Minority interests	66,804	64,127
Commitments and contingencies
Stockholders' equity:
Preferred stock	-	-
Common stock	2,084	2,079
Additional paid-in capital	151,673	150,095
Retained earnings	118,056	82,150
Accumulated other comprehensive loss	(36,097)	(33,338)
Deferred compensation	(2,198)	(2,916)
Treasury stock	(4,174)	(4,447)
Total stockholders' equity	229,344	193,623
Total liabilities and stockholders' equity	$ 852,060	$ 726,752

MEMC ELECTRONIC MATERIALS, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited; Dollars in thousands)

	Three Months Ended
	March 31, 2004	December 31, 2003	March 31, 2003
Cash flows from operating activities:
Net income	$ 35,906	$ 34,404	$ 19,740
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	9,921	7,775	8,757
Interest accretion	1,081	956	416
Minority interests	2,677	2,112	2,442
Stock compensation	718	605	1,235
Equity in (income) loss of joint venture	1,717	(1,918)	(1,063)
Working capital and other	(4,506)	2,841	(6,375)
Net cash provided by operating activities	47,514	46,775	25,152
Cash flows from investing activities:
Capital expenditures	(26,089)	(23,003)	(15,813)
Purchase of business, net of cash acquired	(57,226)	-	-
Proceeds from sale of property, plant and equipment	-	163	81
Net cash used in investing activities	(83,315)	(22,840)	(15,732)
Cash flows from financing activities:
Net short-term borrowings	(1,221)	(3,799)	(278)
Proceeds from issuance of common stock	1,856	578	580
Proceeds from issuance of long-term debt	60,014	-	-
Principal payments on long-term debt	(962)	(7,803)	(11,464)
Net cash provided by (used in) financing activities	59,687	(11,024)	(11,162)
Effect of exchange rate changes on cash and cash equivalents	1,934	(1,193)	(2,448)
Net increase (decrease) in cash and cash equivalents	25,820	11,718	(4,190)
Cash and cash equivalents at beginning of period	96,859	85,141	119,651
Cash and cash equivalents at end of period	$ 122,679	$ 96,859	$ 115,461